Exhibit 23.1

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Advanced BioPhotonics Inc. (F/K/A OmniCorder Technologies, Inc.) (A Development Stage Enterprise) on Form S-8 (File No. 333-123883) of our report which includes an explanatory paragraph as to the Company's ability to continue as a going concern dated March 20, 2006 with respect to our audits of the financial statements of Advanced BioPhotonics Inc. (F/K/A OmniCorder Technologies, Inc.) (A Development Stage Enterprise) as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 and for the period from February 7, 1997 (inception) to December 31, 2005, which report is included in this Annual Report on Form 10-KSB of Advanced BioPhotonics Inc. (F/K/A OmniCorder Technologies, Inc.) (A Development Stage Enterprise) for the year ended December 31, 2005.

/s/ Marcum & Kliegman LLP
Melville, New York

March 29, 2006